June 21, 2017

Via EDGAR

United States Securities and Exchange Commission

Division of Corporation Finance

100 F. Street, N.E.

Washington, D.C.  20549

Re:                             EnLink Midstream Partners, LP

Registration Statement on Form S-3

File No. 333-217848

Request for Acceleration of Effectiveness

Ladies and Gentlemen:

EnLink Midstream Partners, LP (the “Registrant”) hereby respectfully requests that, pursuant to Rule 461 of the rules and regulations promulgated under the Securities Act of 1933, as amended, the effectiveness of the above-referenced Registration Statement be accelerated so that the same will become effective on June 23, 2017, at 3:00 p.m., Eastern time, or as soon thereafter as is practicable.

Very truly yours,

ENLINK MIDSTREAM PARTNERS, LP
By: EnLink Midstream GP, LLC

By:	/s/ Michael J. Garberding
Michael J. Garberding
President and
Chief Financial Officer

cc:              Alaina K. Brooks

EnLink Midstream Partners, LP

M. Preston Bernhisel
Baker Botts L.L.P.

Lisa M. Kohl

Charlie Guidry

William H. Thompson

Adam Phippen

Mara L. Ransom

Securities and Exchange Commission